Exhibit 99.4

Protective Life
Insurance Company
Post Office Box 2606
Birmingham, AL 35202
Phone 205 268-1000

Memo

Date:	June 3, 2014

To:	Protective Life Distributors

From:	John Sawyer, Senior Vice President, Life & Annuity Division

Subject:	Dai-ichi Life to acquire Protective Life

I am sending this communication to be sure you are aware of some important and exciting news at Protective Life.  Today we announced an agreement to be acquired by Dai-ichi Life, one of the world’s top 20 life insurers.  Headquartered in Tokyo, Japan,  Dai-ichi Life is a highly respected, well-run company with about 67,000 employees and operations in Japan, Australia, Vietnam, Indonesia, India and Thailand.

We recognize that the communications this week  may have come as a bit of a shock.  The fact is we were not looking for a buyer.  Our company is strong, our performance has been good, we have tremendous momentum and we are proud of what we have accomplished in our 100+ year history.  However, as a publicly traded company, our Board of Directors felt that the Dai-ichi Life proposal was compelling enough to merit serious consideration.

After an extensive review with the assistance of external financial and legal advisors, our Board has decided that accepting Dai-ichi Life’s offer was in the best interests of our shareowners who will receive $70.00 per share in cash, which represents a significant premium over our unaffected closing price on May 30, 2014.   The press release we issued a short while ago can be found here [insert link].

Dai-ichi Life’s purchase of Protective Life is an integral part of Dai-ichi Life’s international growth initiative.  Although it has a presence in many countries, Dai-ichi Life does not currently have a retail presence in the U.S. to sell life, annuity and asset protection products.  Dai-ichi Life expects Protective Life to be its U.S. growth platform, and be a vital part of its growth strategy through our continued sales and expansion of our products and distribution.

For Protective Life the transaction builds on our many strengths and represents an exciting opportunity to grow our retail business across all product lines.  From a strategic standpoint, becoming part of the Dai-ichi Life family will provide us with many opportunities that may have taken longer to achieve on our own.  We think the size and strength of an international company will bring many opportunities to our customers, distributors and our employees.

We do not expect this transaction to close until the end of this year. Until then, we will operate as separate companies.  But, even after we close, we do not anticipate any significant changes on a day-to-day basis. John D. Johns will continue as CEO of Protective Life and the Protective Life leadership team is excited to continue in their roles.  We will continue to operate with the same mission and values as always.

We realize you will have many questions both now and over the next several months as we go through the transition process. We will keep you informed as best we can along the way.  There is a link to an FAQ attached to this communication for your review.  If you have additional questions not answered in the FAQ, please call your regional sales representative or account manager who will field your questions and provide responses in a timely manner.  You can also access more information at www.myprotective.com or call our sales desk at 1-877-778-3500.

Our people, our distributors and our customers are very important to us and that will never change. I believe our future is bright together and I hope you share my excitement for what’s in store.  Thank you for your continued commitment and your efforts to uphold our values and serve our customers.